Exhibit 10.13

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BETWEEN

CLEMENTIA PHARMACEUTICALS USA INC.

AND

DR. DONNA ROY GROGAN

MADE AS OF          , 2017

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of            , 2017, B E T W E E N:

CLEMENTIA PHARMACEUTICALS USA INC., a corporation incorporated under the laws of the state of Delaware, herein represented by Clarissa Desjardins, President and Chief Executive Officer of Clementia Pharmaceuticals Inc. (the “Parent”), duly authorized for the purposes hereof as she so declares (the “Corporation”),

A N D:

DR. DONNA ROY GROGAN, domiciled and residing at
(the “Employee”),

WHEREAS the Employee had been employed by the Parent, of which the Corporation is a wholly-owned subsidiary, since September 10, 2013 pursuant to an employment agreement also dated September 10, 2013 (the “Employment Agreement”);

WHEREAS, pursuant to an Agreement and Assignment dated June 17, 2014, the Parent assigned all of its rights and obligations under the Employment Agreement to the Corporation and the Corporation agreed to be bound by such rights and obligations, effective June 6, 2014;

WHEREAS, the Employment Agreement was amended and restated effective October 9, 2014 (the “Amended and Restated Agreement”).

WHEREAS the Corporation wishes to continue to employ the Employee and the Employee wishes to provide services to the Corporation on the terms and conditions set forth in this Agreement;

WHEREAS, for the purposes of this Agreement, any reference to employment or a period of employment with the Corporation shall be deemed to include the Employee’s employment with the Parent; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definition of Certain Terms

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“280G Excise Tax” has the meaning attributed thereto in Section 8.09(1) of this Agreement.

“299% Amount” has the meaning attributed thereto in Section 8.09(2) of this Agreement.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Amended and Restated Agreement” has the meaning attributed thereto in the recitals.

“Base Salary” has the meaning attributed thereto in Section 3.01 of this Agreement.

“Benefit Plans” has the meaning attributed thereto in Section 3.03.

“Board” means the board of directors of the Corporation in office from time to time.

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the State of Massachusetts.

“Cause” means: (i) any theft, fraud, dishonesty, or serious misconduct by the Employee involving the property, business or affairs of the Corporation or its Affiliates or the carrying out of the Employee’s duties, (ii) any material breach or non-observance by the Employee of any term of this Agreement, including consistent failure or refusal to perform her duties or responsibilities, which breach or non-observance is not cured, to the extent susceptible to cure, within fourteen (14) days after having been notified of such by the Corporation, (iii) any conviction of, or plea of guilty or nolo contendere (or a similar plea) to a crime (other than a misdemeanor traffic related offense),(iv) breach of fiduciary duty, conflict of interest or self-dealing, gross negligence, willful misconduct or willful insubordination; or (v) violation of policies or procedures of the Company or its Affiliates, as applicable, which is detrimental to the business, reputation, character or standing of the Corporation or any of its Affiliates.

“CEO” means Chief Executive Officer.

“Change in Control” has the meaning set forth in the Corporation’s 2017 Omnibus Incentive Plan.

“Code” has the meaning attributable thereto in Section 8.08 of this Agreement.

“Conditional Capped Amount” has the meaning attributable thereto in Section 8.09(1) of the Agreement.

“Confidential Information” means confidential information of the Corporation, or any Affiliate or Subsidiary thereof, including trade secrets, customer lists, Inventions, research results, research developments, data and materials supporting research results and research developments and other confidential information concerning the business and affairs of the Corporation or any

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Affiliate or Subsidiary thereof. Confidential Information does not include: (i) information that at the time of disclosure to the Employee is in the public domain or that, after disclosure to Employee, became part of the public domain through no action or fault of employee, (ii) information that the Employee can show to be known to Employee at the time of disclosure and not acquired directly or indirectly as a consequence of through Employee’s service to the Company or any Affiliate or Subsidiary, or (iii) information that was received by Employee after the Date of Termination from a third party having the legal right to transmit it.

“Customer” means any Person having purchased goods or services from the Corporation in connection with the Corporation’s business, namely the development of RARgamma agonists or drugs for Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondroma (MO), at any time during the two years preceding the termination of the Employee’s employment with the Corporation or with whom the Corporation is in negotiation at the time the Employee’s employment ends with a view to selling or providing goods or services, in connection with the Corporation’s business, to such Person.

“Date of Termination” means:

(a)	if the Employee’s employment with the Corporation is terminated by the Employee in accordance with Section 7.02, or due to the death, incapacity or retirement of the Employee, or for any other reason not otherwise contemplated by Article 7, the last day of the Employee’s active employment with the Corporation; or

(b)	if the Employee’s employment with the Corporation is terminated by the Corporation in accordance with Section 7.01, for any reason whatsoever, with or without Cause, the date on which a proper Notice of Termination is delivered to the Employee or such other termination date as specified in the Notice of Termination.

“Employment Agreement” has the meaning attributed thereto in the recitals.

“Intellectual Property Rights” means all trade secrets, copyrights, trade-marks, domain names, industrial designs, mask work rights, rights in integrated circuit topographies, patents and other intellectual property rights recognized by the laws of any jurisdiction or country, including applications, registrations, titles, renewals, issues, re-issues and extensions of the rights thereto.

“Invention” means any ideas, concepts, devices, algorithms, information, materials, methods, processes, data, computer programs, databases, know-how, discoveries, developments, designs, images, artwork, formulae, other copyrightable works, and techniques, including any enhancements, modifications or additions thereto and/or to the products owned, licensed, sold, marketed or used by the Corporation, whether patentable or not, and all Intellectual Property Rights therein.

“Parachute Payment” has the meaning attributed thereto in Section 8.09(1) of this Agreement.

“Parent” has the meaning attributed thereto in the recitals.

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“Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

“Severance Period” means the period beginning on the Date of Termination and ending after a period equal to nine (9) months following the Date of Termination.

“Subsidiary” with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Territory” means the United States and Canada.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles, Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term “including” means “including without limiting the generality of the foregoing”.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

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1.05	Currency

All references to currency herein are to lawful money of the United States.

1.06	Schedules

The following Schedule is incorporated by reference into this Agreement and deemed to form part hereof:

Schedule A    -    Duties and Responsibilities

ARTICLE 2 - EMPLOYMENT

2.01	Employment and Term

(1) Subject to the terms and conditions of this Agreement, the Corporation will continue to employ the Employee in the position of Chief Medical Officer.

(2) The term of this Agreement and the Employee’s employment with the Corporation under this Agreement is on an at-will basis and will continue for an indefinite period, subject to termination in accordance with Article 7 of this Agreement.

(3) The Employee will report to the CEO of the Parent or such other person as may be designated by the Board.

(4) In addition to the duties and responsibilities that are inherent to the position of Chief Medical Officer of a corporation and the specific duties and responsibilities set out in Schedule A, the Employee will perform such other duties and responsibilities as may be assigned to her, from time to time, by the CEO of the Parent, and the Employee will have the powers and authority to perform such duties and responsibilities, subject always to the control and direction of the CEO of the Parent.

ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Annual Base Salary

(1) The Corporation will pay the Employee a base salary at the gross annual rate of $361,201 (the “Base Salary”). The Base Salary will be payable in equal installments, in accordance with the Corporation’s normal payroll schedule as in effect from time to time, in arrears and subject to deductions required by law or authorized by the Employee. Employee hereby authorizes payment of the Base Salary by direct deposit.

(2) The Board will review the Base Salary annually and may increase, but not decrease (except when decreases that are being implemented throughout the Corporation, provided the decrease in the Employee’s Base Salary is proportional to decreases of the compensation of the other senior Corporation employees), the Base Salary upon approval by the Board. The Board will be under no obligation to increase the Base Salary.

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3.02	Performance Review; Bonus

The Board will formulate a procedure for review of the Employee’s performance as well as setting performance goals for each of the Corporation and the Employee. Such review will be conducted annually by the Corporation. The Employee shall be entitled to a bonus of up to 30% of the Base Salary for the period reviewed in the sole discretion of the Board or its compensation committee.

3.03	Benefit Plans

The Employee will be eligible to participate in any benefit plans (including any equity based incentive plan of the Parent) made generally available to the Corporation’s similarly-situated employees from time to time and based on market comparables, subject to and in accordance with the terms and conditions of the applicable benefit plans (“Benefit Plans”). The Employee acknowledges that the Benefit Plans, including but not limited to healthcare plan, may be amended or terminated from time to time, as provided in the applicable plan, fund or arrangement.

3.04	Vacation

The Employee will be entitled to four (4) weeks of paid vacation per calendar year, to be earned and taken in accordance with the Corporation’s policies as in effect from time to time. The Employee will take her vacation at a time or times reasonable for each of the Corporation and the Employee in the circumstances, taking into consideration the business needs of the Corporation.

3.05	Expenses

The Corporation will reimburse the Employee for all reasonable out-of-pocket expenses properly incurred by her in the course of the Employee’s employment with the Corporation in accordance with the Corporation’s policies as in effect from time to time. The Employee will provide the Corporation with such statements and receipts verifying such expenses as the Corporation may reasonably require.

ARTICLE 4 - EMPLOYEE’S COVENANTS

4.01	Full Time Service

The Employee will devote all of her working time, attention and effort to the business and affairs of the Corporation and will well and faithfully serve the Corporation and will use her best efforts to promote the interests of the Corporation.

4.02	Duties and Responsibilities

The Employee will duly and diligently perform all the duties assigned to her while in the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Employee may from time to time receive for, from or on account of the Corporation.

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4.03	Rules and Regulations

The Employee will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to her notice or of which she should reasonably be aware, as amended by the Corporation from time to time. Notwithstanding the foregoing, in the event of a conflict between rules and regulations and this Agreement, the terms of this Agreement will have precedence.

4.04	Conflict of Interest

The Employee will refrain from any situation in which the Employee’s personal interest conflicts, or may appear to conflict, with the Employee’s duties with the Corporation. The Employee acknowledges that if there is any doubt in this respect, the Employee will inform the Board and obtain written authorization.

4.05	Confidential Information

(1) The Employee acknowledges that, by reason of her employment with the Corporation and her prior employment with the Parent, she has and will continue to have access to Confidential Information. The Employee agrees that, during and after her employment with the Corporation, she will not disclose to any person, directly or indirectly, disclose, divulge, diffuse, sell, transfer, give, publish, circulate or distribute to any Person whomsoever or otherwise make public, except in the proper course of her employment with the Corporation, or use for her own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired by her during her employment with the Corporation or her prior employment with the Parent.

(2) Any breach of Section 4.05(1) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach and to any other recourse or remedy available to it, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Employee of Section 4.05(1) (without the posting of a bond or other security).

4.06	Permitted Conduct

Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer; provided, however, that Employee may not disclose Employer information that is protected by the attorney-client privilege, except as expressly authorized by law. This Agreement does not

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limit Employee’s right to receive an award for information provided to any Government Agencies.

4.07	Defend Trade Secret Act Notice

The Company provides notice to Employee that:

(1) An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

ARTICLE 5 - RESTRICTIVE COVENANTS

5.01	Non-Competition

(1) The Employee shall not, without the prior written consent of the Corporation, at any time during the term of her employment with the Corporation and during the Severance Period, regardless of the reason for the termination (but less any notice provided by the Employee pursuant to Section 7.01 of this Agreement, if applicable), directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, director, agent or shareholder:

(a)	be engaged in any undertaking;

(b)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person; or

(c)	advise, lend money to or guarantee the debts or obligations of any Person which carries on a business;

in the Territory, which is substantially similar to, or which competes with, the Corporation’s business, namely the development of RARgamma agonists or drugs for Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondroma (MO).

(2) Nothing in this Section 5.01 shall prevent the Employee from owning not more than two percent (2%) of the issued shares of a corporation, the shares of which are listed on a

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recognized stock exchange or traded in the over the counter market in Canada or the United States.

5.02	Non-Solicitation

(1) The Employee shall not, without the prior consent of the Corporation, during the term of her employment or during the Severance Period, regardless of the reason for the termination (but less any notice provided by the Employee pursuant to Section 7.01 of this Agreement, if applicable), directly or indirectly:

(a)	solicit any employees of the Corporation or any Affiliate or Subsidiary thereof or induce or attempt to induce any employee of the Corporation or any Affiliate or Subsidiary thereof to leave her employment; or

(b)	solicit or interfere with the Corporation’s or any Affiliate’s or Subsidiary’s relationships with, or endeavor to entice away from the Corporation or any Affiliate or Subsidiary, any Customers of the Corporation or any Affiliate or Subsidiary.

5.03	Acknowledgement and Breach

(1) The covenants contained in Sections 5.01(1) and 5.02(1) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect. Whenever possible, each of the covenants contained in Sections 5.01(1) and 5.02(1) shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the parties agree that a court of competent jurisdiction shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Sections 5.01(1) and 5.02(1) with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(2) The Employee confirms that all restrictions in Sections 5.01 and 5.02 are reasonable and valid and that the Employee waives all defenses to the strict enforcement of such restrictions by the Corporation.

(3) Any breach of the provisions of Sections 5.01(1) or 5.02(1) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach and to any other recourse or remedy available to it, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Employee of any of the provisions of Sections 5.01(1) or 5.02(1) (without the posting of a bond or other security).

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(4) The provisions of Sections 5.01(1) or 5.02(1) of this Agreement shall continue to apply and be valid notwithstanding any change in the Employee’s duties, responsibilities, position or title.

ARTICLE 6 - INVENTIONS AND ASSIGNMENT OF INTELLECTUAL PROPERTY

6.01	Assignment of Corporation Inventions

The Employee hereby covenants and agrees that all Inventions and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation. Where the Corporation is not by law the first and exclusive owner of the Inventions or Intellectual Property Rights relating thereto, the Employee hereby assigns to the Corporation, without further compensation, all of her present and future rights, title, and interest in and to any and all present and future Inventions (and all Intellectual Property Rights with respect thereto throughout the world) made, conceived, reduced to practice, or learned by the Employee, either alone or with others, during the period of the Employee’s employment by the Corporation, including, without limitation those made, conceived, reduced to practice, or learned by the Employee with the use of the Corporation’s time, material, private or proprietary information, or facilities or which are directly or indirectly related to the activities of the Corporation or to the Employee’s employment responsibilities. Inventions (and all Intellectual Property Rights with respect thereto throughout the world) assigned to the Corporation pursuant to this Section are referred to in this Agreement as “Corporation Inventions”. In the event that the Employee is unable to assign any portion of the Corporation Inventions to the Corporation, the Employee hereby grants to the Corporation an exclusive, perpetual, fully-paid and royalty- free, irrevocable and worldwide license, with rights to assign or sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, communicate to the public by telecommunications, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Corporation Inventions. The provisions of this Section 6.01 shall not apply to an invention for which no equipment, supplies, facilities or Confidential Information of the Company or its Affiliates or Subsidiaries were used and which was developed entirely on the Employee’s own time, unless (i) the invention relates (A) to the business of the Company or any of its Affiliates or Subsidiaries, or (B) to the Employee’s actual or demonstrably anticipated research or development for the Company or any of its Affiliates or Subsidiaries, or (ii) the invention results from any work performed by Employee for the Company or any of its Affiliates or Subsidiaries.

6.02	Prior Inventions

The Employee represents that there are no Inventions that she has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of her employment by the Corporation, in which the Employee has an ownership interest or which the Employee has a license to use (collectively referred to as “Prior Inventions”) which are directly or indirectly related to the activities of the Corporation.

Should any Prior Inventions become directly or indirectly related to the activities of the Corporation, the Employee shall so inform the Corporation and further agrees that she will not

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incorporate, or permit to be incorporated, such Prior Inventions in any Corporation Inventions without the Corporation’s prior written consent. If, in the course of the Employee’s employment with the Corporation, the Employee incorporates a Prior Invention into a Corporation Invention without the Corporation’s prior written consent, the Employee hereby grants the Corporation an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to assign or sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, communicate to the public by telecommunications, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

6.03	Moral Rights

The Employee hereby irrevocably waives, for herself and on behalf of her heirs, estate representatives, successors and assigns, all moral rights she may have in the Corporation Inventions and in any Prior Inventions (solely to the extent that such Prior Inventions are incorporated into a Corporation Invention either pursuant to Section 6.02 above or pursuant to a separate written agreement to the Corporation authorizing such incorporation).

6.04	Obligation to Keep Corporation Informed

During the period of the Employee’s employment, the Employee will promptly and fully disclose to the Corporation in writing all Corporation Inventions authored, conceived, or reduced to practice by the Employee, either alone or with others.

6.05	Enforcement of Intellectual Property Rights and Assistance

During the period of the Employee’s employment and thereafter, the Employee will assist the Corporation in every proper way to obtain, protect and enforce the Intellectual Property Rights relating to Corporation Inventions in all countries. In the event the Corporation is unable to secure the Employee’s signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as her agent and attorney in fact, which appointment is coupled with an interest, to act on the Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee.

ARTICLE 7 - TERMINATION

7.01	Termination by the Corporation

Subject to the requirements of Sections 7.03, 7.04 and 7.05, as applicable, the Corporation may terminate this Agreement and the Employee’s employment with the Corporation at any time by giving a written notice of termination of the Employee’ employment with the Corporation, delivered in accordance with Section 8.01, specifying the effective date of the termination (a “Notice of Termination”).

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7.02	Termination by the Employee

The Employee may terminate this Agreement and her employment with the Corporation by giving the Corporation 30 days’ prior notice in writing. The Corporation may, at its discretion, waive all or part of such notice and end the Employee’s employment immediately without liability, payment or other obligation. The Employee agrees that such waiver will not constitute termination of the Employee’s employment by the Corporation.

7.03	Payments on Termination Without Cause

(1) If the Employee’s employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for any reason other than Cause, the Corporation will:

(a)	pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date;

(b)	reimburse the Employee in accordance with Section 3.05 for any expenses incurred by her up to and including the Date of Termination;

and, subject to and conditional upon the Employee’s ongoing compliance with the provisions of Section 4.05, Article 5 and Article 6:

(c)	continue to pay to the Employee on the basis outlined in Section 3.01 an amount equivalent to the Base Salary that would have been payable to her had her employment with the Corporation continued for the Severance Period and such payments will be deemed to include all notice of termination, termination pay and severance pay that may be owing to the Employee in respect of the termination of his employment; and

(d)	reimburse the Employee for costs of continuing health care coverage under the Consolidated Omnibus Budget Reconciliation Act under the applicable Benefit Plans for her and her dependents during the Severance Period.

(e)	As a condition precedent to any payment or benefit pursuant to Sections 7.03(1)(c) and (d), the Employee must, within sixty (60) days following the date of the Employee’s termination of employment, execute a separation agreement containing a general release of the Corporation, the Parent and their respective Subsidiaries and Affiliates, as well as the then-present and former employees, officers, directors, agents and owners of the Corporation, the Parent and their respective Subsidiaries and Affiliates from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with the Employee’s employment or termination of employment with the Corporation or any of its Subsidiaries or Affiliates or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Corporation. If this sixty (60) day period overlaps two calendar years, any payments shall commence in the later calendar year and any missed payments shall be included in the first payment commencing in the later calendar
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year. For the avoidance of doubt, in the event the Employee is entitled to similar payments under another plan or policy of the Corporation or Parent, the Employee shall receive such payments under the plan, policy or agreement that provides for the largest amount.

7.04	Payments on Termination by the Corporation for Cause or on Termination by the Employee

(1) If the Employee’s employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for Cause, or if such employment is terminated by the Employee pursuant to Section 7.02, the Corporation will:

(a)	pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date; and

(b)	reimburse the Employee in accordance with Section 3.05 for any expenses incurred by her up to and including the Date of Termination.

7.05	Payments on Termination Without Cause after a Change in Control

(1) If the Employee’s employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for any reason other than Cause within twelve (12) months following a Change in Control, the Corporation will:

(a)	pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date;

(b)	reimburse the Employee in accordance with Section 3.05 for any expenses incurred by her up to and including the Date of Termination;

and, subject to and conditional upon the Employee’s ongoing compliance with the provisions of Section 4.05, Article 5 and Article 6:

(c)	continue to pay to the Employee on the basis outlined in Section 3.01 an amount equivalent to the Base Salary that would have been payable to her had her employment with the Corporation continued for the Severance Period and such payments will be deemed to include all notice of termination, termination pay and severance pay that may be owing to the Employee in respect of the termination of his employment;

(d)	pay to the Employee the Employee’s target bonus for the year in which the Date of Termination occurs;

(e)	reimburse the Employee for costs of continuing health care coverage under the Consolidated Omnibus Budget Reconciliation Act under the applicable Benefit Plans for her and her dependents during the Severance Period;
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(f)	as of the Date of Termination, fully vest all outstanding equity grants including any outstanding stock options.

As a condition precedent to any payment or benefit pursuant to Sections 7.05(1)(c), (d), (e) and (f), the Employee must, within sixty (60) days following the date of the Employee’s termination of employment, execute a separation agreement containing a general release of the Corporation, the Parent and their respective Subsidiaries and Affiliates, as well as the then-present and former employees, officers, directors, agents and owners of the Corporation, the Parent and their respective Subsidiaries and Affiliates from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with the Employee’s employment or termination of employment with the Corporation or any of its Subsidiaries or Affiliates or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Corporation. If this sixty (60) day period overlaps two calendar years, any payments shall commence in the later calendar year and any missed payments shall be included in the first payment commencing in the later calendar year. For the avoidance of doubt, in the event the Employee is entitled to similar payments under another plan or policy of the Corporation or Parent, the Employee shall receive such payments under the plan, policy or agreement that provides for the largest amount.

7.06	Fair and Reasonable

The Employee acknowledges and agrees that:

(1) the provisions of Article 7 are fair and reasonable

(2) the notice or payments or benefits or any combination thereof provided pursuant to this Article 7 will be in full satisfaction of all rights and obligations resulting from the termination of the Employee’s employment;

(3) except as provided in this Article 7, the Employee will not be entitled to any further termination payments, damages, or compensation whatsoever.

7.07	Return of Property

Upon any termination of her employment with the Corporation, or at any other time at the request of the Corporation, the Employee will deliver or cause to be delivered to the Corporation promptly all books, documents, money, securities or other property of the Corporation that are in the possession, charge, control or custody of the Employee.

7.08	Resignation as Director and Officer

Upon any termination of the Employee’s employment under this Agreement, the Employee will be deemed to have resigned, and will, if requested, sign forms of resignation indicating her resignation, as an officer and director of the Corporation and, if applicable, of any of its Affiliates. The Employee’s execution of this Agreement shall be deemed the grant by the Employee to the officers of the Corporation of a limited irrevocable power of attorney (which is deemed coupled with an interest) to sign in the Employee’s name and on the Employee’s behalf

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any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

7.09	Provisions which Operate Following Termination

Notwithstanding any termination of the Employee’s employment under this Agreement for any reason whatsoever and with or without Cause, the provisions of Section 4.05 and Articles 5 and 6 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 8 - GENERAL

8.01	Notices

Any demand, notice or other communication (“Communication”) to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

Clementia Pharmaceuticals U.S.A. Inc.

275 Grove Street, Suite 2-400,

Newton MA 02466

Attention: Clarissa Desjardins

Fax: 1-888-966-0135

To the Employee:

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day following the deposit of the Communication in the mail (provided that if such third day is not a Business Day, then it will be deemed to have been given on the next succeeding day that is a Business Day), and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

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8.02	Time of Essence

Time will be of the essence of this Agreement.

8.03	Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Employee under this Agreement.

8.04	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and permitted assigns of the Corporation respectively.

8.05	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Employee’s employment with the Corporation and cancels and supersedes any prior understandings and agreements between the parties with respect to the Employee’s employment with the Corporation, including the Offer of Employment, the Employment Agreement and the Amended and Restated Employment Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties with respect to the Employee’s employment with the Corporation other than as expressly set forth in this Agreement.

8.06	Pre-Contractual Representations

The Employee hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

8.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

8.08	Section 409A.

(a) To the extent applicable, it is intended that this Agreement will be exempt from or in compliance with Section 409A of the Internal Revenue Code (the “Code”). This Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable hereunder by reason

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of Employee’s termination of employment, such amount or benefit will not be payable or distributable to Employee unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. As determined by the Corporation, to the extent any provision of this Agreement, or any other agreement with the Corporation or Parent, constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) which provides payments to the Employee upon his “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation, then any such payment shall commence on the date that is six months after the date of the Employee’s separation from service and any amounts withheld during such six-month period shall be paid once benefits commence. The right to a series of installment payments hereunder is treated as a right to a series of separate payments, subject to the six-month delay rule described immediately above. Subject to the six-month delay described immediately above, severance or bridging pay will be paid in accordance with normal payroll practices following the Employee’s separation from service. No provision in this Agreement or any other nonqualified deferred compensation arrangement in which the Employee participates shall be interpreted or construed to directly or indirectly transfer any liability for a failure to comply with Section 409A of the Code from the Employee or any other individual to the Corporation, or any other individual or entity affiliated with the Corporation, and in no event shall the Corporation or any other individual or entity affiliated with the Corporation be liable for any additional tax, interest or penalties that may be imposed on the Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

8.09	Conditional Cap on Change in Control Benefits

(1) If the Employee is a “disqualified individual” (as defined in Section 280G of the Code), and if the payments and benefits to the Employee pursuant to this Agreement (when considered with all other payments and benefits made to the Employee which are “parachute payments” as defined in Section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) result in the Employee becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“280G Excise Tax”), the Employee will receive the greater on an after-tax basis of (a) all Parachute Payments or (b) the Parachute Payments as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”).

(2) Not more than fourteen (14) days following a Change in Control, the Corporation will notify the Employee in writing (i) whether the Parachute Payments exceed an amount equal to 299% (the “299% Amount”) of the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, (B) the amount that is equal to the 299% Amount, (C) whether all Parachute Payments or the Conditional Capped Amount pursuant to Section 8.09(1)(a) is greater on an after-tax basis and (C) if the Conditional Capped Amount is the greater amount, the amount that the Parachute Payments must be reduced to equal such amount. Such reduction order may be elected by the Executive at the time to the extent legally permitted and not a violation of Code Section 280G or 409A and, if it is or is not elected within ten (10) days of the

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notification, it shall be done in the following order: (a) all cash severance in the reverse order to be received, (b) all equity valued without regard to Treas. Reg. §1.280G-1, Q&A-24(c) in reverse order of vesting, and (c) all equity valued pursuant to Treas. Reg. §1.280G-1, Q&A-24(c) in reverse order of vesting.

(3) The calculation of the 299% Amount, the determination of whether the Parachute Payments or the Conditional Capped Amount is greater on an after-tax basis and, if the Conditional Capped Amount is the greater amount, the determination of how much the Employee’s payments and benefits must be reduced in order to avoid application of the 280G Excise Tax will be made by the Corporation’s public accounting firm in accordance with Section 280G of the Code or any successor provision thereto. The costs of obtaining such determination will be borne by the Corporation; provided that the Corporation shall consult regularly with the Employee on this process and shall make the Corporation’s public accounting firm or other consultants available to him.

8.10	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

8.11	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts without regard to conflict of laws provisions.

8.12	Jurisdiction

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the State of Massachusetts and the courts of the State of Massachusetts will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Employee each hereby agrees to the jurisdiction of the courts of the State of Massachusetts.

8.13	Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

[Signature page follows]

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IN WITNESS WHEREOF the parties have executed this Agreement.

CLEMENTIA PHARMACEUTICALS U.S.A. INC.

By:
Name: Dr. Clarissa Desjardins
Title: Vice President

WITNESS:

Signature	DR. DONNA ROY GROGAN

Name (Please print)

SCHEDULE A

CHIEF MEDICAL OFFICER – DUTIES AND RESPONSIBILITIES

•	Develop and/or further refine clinical strategy, lead the authorship of clinical development plans, design clinical trials and write protocols.

•	Analyze and interpret clinical data, review data listings and safety reports; provide physician QC and medical monitoring.

•	Responsible for the clinical content of all clinical and regulatory documents, including protocols, investigator brochures, case report forms, annual IND reports, and clinical study reports.

•	Serve as the Medical Monitor and the Sponsor’s medical representative to multiple vendors and collaborators: CROs, PIs, and other organizations involved in the implementation of clinical trials.

•	Cultivate relationship and serve as the main liaison with key opinion leaders; present at relevant clinical advisory board, medical/scientific meetings, and before other key internal and external stakeholders.

•	Design and implement an organizational structure that meets the growing and changing needs of Clementia, and maximizes flexible spend. Recruit world class talent.

•	Establish and develop a network of clinical consultants and external collaborators to meet the strategic and operational needs of the organization.

•	Enure operational excellence in all aspects of clinical support, including the execution of clinical studies within projected timelines and budget.

•	Recognize the unique needs of Clinical Development for rare diseases and seek to identity ways to shorten timelines, including utilization of adaptive clinical trial designs.

•	Establish a collegial culture which promotes flexibility, creativity in problem solving, and receptivity to the ideas of others.

•	Serve as a member of the Clementia Executive Leadership Team to influence the future strategy of the company, fuel planning, drive organizational development, ensure appropriate funding and advance the R&D efforts.